UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

Braze, Inc.

(Name of Issuer)

Class A Common Stock, $0.0001 par value per share

(Title of Class of Securities)

10576N102

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON PN

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON PN

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON PN

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12.	TYPE OF REPORTING PERSON CO

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 638,798 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 638,798 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 638,798 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 638,798 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V, L.P.
(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,041,114 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,041,114 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,041,114 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,041,114 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V-B, L.P.
(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,679,912 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,679,912 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,679,912 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,679,912 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P.

(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,679,912 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,679,912 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,679,912 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 1,679,912 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P.

(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 752,506 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 752,506 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 752,506 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 752,506 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P.
(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,036,124 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,036,124 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,036,124 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,036,124 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI-B, L.P.
(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,788,630 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,788,630 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,788,630 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,788,630 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P.

(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,788,630 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,788,630 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,788,630 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.2% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 1,788,630 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI -B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P.

(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,553,498 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,553,498 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,553,498 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (a) 1,084,956 shares of Class A Common Stock held by Divesh Makan through a family trust of which he is trustee and another estate planning trust having an independent trustee and (b) 3,468,542 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd., and Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,554,086 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,554,086 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,554,086 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (a) 1,085,544 shares of Class A Common Stock held by William J.G. Griffith through a family trust of which he is trustee and an estate planning trust having an independent trustee, and (b) 3,468,542 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd., and Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,016,446 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,016,446 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,016,446 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% (2)
12.	TYPE OF REPORTING PERSON IN

(1) Represents (a) 547,904 shares of Class A Common Stock held by Matthew Jacobson through a trust of which he is trustee and (b) 3,468,542 shares of Class A Common Stock held directly by ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2) The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

Item 1.		Issuer

	(a)	Name of Issuer:

Braze, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

63 Madison Building 28 East 28th Street, Floor 12 New York, NY 10016

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)  ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(ii)  ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B”, and together with ICONIQ III, the “ICONIQ III Funds”).

(iii)   ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(iv) ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(v)   ICONIQ Strategic Partners V, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V”).

(vi) ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V-B”, and together with ICONIQ V, the “ICONIQ V Funds”).

(vii)  ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V GP”), the sole general partner of the ICONIQ V Funds.

(viii)  ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ V Parent GP”), the sole general partner of ICONIQ V GP.

(ix) ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI”).

(x)   ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI-B”, and together with ICONIQ VI, the “ICONIQ VI Funds”).

(xi) ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI GP”), the sole general partner of the ICONIQ VI Funds.

(xii)  ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ VI Parent GP”), the sole general partner of ICONIQ VI GP.

(xiii)  Divesh Makan, a citizen of the United States (“Makan”).

(xiv) William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ III Parent GP.

(xv)   Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, the sole equity holders of ICONIQ V Parent GP and ICONIQ VI Parent GP.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 50 Beale St., Ste. 2300, San Francisco, CA 94105.

	(d)	Title of Class of Securities:

Class A Common Stock, $0.0001 par value per share ( “Class A Common Stock”)

	(e)	CUSIP Number: 10576N102
Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under Section 15 of the Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:
If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:
Item 4.	Ownership.

(a) and (b) Amount beneficially owned:

		(i)	ICONIQ III directly owns 0 shares of Class A Common Stock, which represents 0.0% of the outstanding Class A Common Stock.
		(ii)	ICONIQ III-B directly owns 0 shares of Class A Common Stock, which represents 0.0% of the outstanding Class A Common Stock.
		(iii)	ICONIQ III GP may be deemed to beneficially own 0 shares of Class A Common Stock, which represents 0.0% of the outstanding Class A Common Stock.
		(iv)	ICONIQ III Parent GP may be deemed to beneficially own 0 shares of Class A Common Stock, which represents 0.0% of the outstanding Class A Common Stock.
		(v)	ICONIQ V directly owns 638,798 of Class A Common Stock, which represents approximately 0.8% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
		(vi)	ICONIQ V-B directly owns 1,041,114 shares of Class A Common Stock, which represents approximately 1.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
		(vii)	ICONIQ V GP may be deemed to beneficially own 1,679,912 shares of Class A Common held by the ICONIQ V Funds, which represents approximately 2.0% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
		(viii)	ICONIQ V Parent GP may be deemed to beneficially own 1,679,912 shares of Class A Common held by the ICONIQ V Funds, which represents approximately 2.0% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
		(ix)	ICONIQ VI directly owns 752,506 shares of Class A Common Stock, which represents approximately 0.9% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
		(x)	ICONIQ VI-B directly owns 1,036,124 shares of Class A Common Stock, which represents approximately 1.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
		(xi)	ICONIQ VI GP may be deemed to beneficially own 1,788,630 shares of Class A Common Stock held by the ICONIQ VI Funds, which represents approximately 2.2% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

	(xii)	ICONIQ VI Parent GP may be deemed to beneficially own 1,788,630 shares of Class A Common Stock held by the ICONIQ VI Funds, which represents approximately 2.2% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
	(xiii)	Makan may be deemed to beneficially own 4,553,498 shares of Class A Common Stock held by the ICONIQ III Funds, ICONIQ V Funds, ICONIQ VI Funds and Makan, which represents approximately 5.5% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
	(xiv)	Griffith may be deemed to beneficially own 4,554,086 shares of Class A Common Stock held by the ICONIQ III Funds, ICONIQ V Funds, ICONIQ VI Funds and Griffith, which represents approximately 5.5% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.
(xv)

Jacobson may be deemed to beneficially own 4,016,446 shares of Class A Common Stock held by the ICONIQ V Funds, ICONIQ VI Funds and Jacobson, which represents approximately 4.9% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

The percent of class was calculated based on 82,431,280 shares of Class A Common Stock outstanding as of August 30, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on September 6, 2024.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ III	0	0	0	0
ICONIQ III-B	0	0	0	0
ICONIQ III GP	0	0	0	0
ICONIQ III Parent GP	0	0	0	0
ICONIQ V	638,798	0	638,798	0
ICONIQ V-B	1,041,114	0	1,041,114	0
ICONIQ V GP	1,679,912	0	1,679,912	0
ICONIQ V Parent GP	1,679,912	0	1,679,912	0
ICONIQ VI	752,506	0	752,506	0
ICONIQ VI-B	1,036,124	0	1,036,124	0
ICONIQ VI GP	1,788,630	0	1,788,630	0
ICONIQ VI Parent GP	1,788,630	0	1,788,630	0
Makan	4,553,498	0	4,553,498	0
Griffith	4,554,086	0	4,554,086	0
Jacobson	4,016,446	0	4,016,446	0

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not applicable.
Item 8.	Identification and Classification of Members of the Group. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).
Item 9.	Notice of Dissolution of Group. Not applicable.
Item 10.	Certification. Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 14, 2024

ICONIQ Strategic Partners III, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a
Cayman Islands Exempted limited partner,
its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd, a
Cayman Islands exempted company,
its General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a
Cayman Islands exempted limited
partnership, its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited
partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited
partnership

By:	ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI GP, L.P., a
Cayman Islands exempted limited
partnership

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title: Head of Strategy

/s/ Kevin Foster
Signature of Reporting Person

/s/ Divesh Makan
Signature of Reporting Person

/s/ William J.G. Griffith
Signature of Reporting Person

/s/ Matthew Jacobson
Signature of Reporting Person